EXHIBIT 10.1

BRIDGE LOAN FINANCING AGREEMENT

             THIS BRIDGE LOAN FINANCING AGREEMENT (“Agreement”) is dated this 28th of May, 2008, by and between Sona Mobile Holdings Corp., a Delaware Corporation, (the “Company”) and Shawn Kreloff and Victoria Corn, husband and wife, New York, New York (the “Investor”).

WHEREAS, the Investor is willing to lend the Company up to One million Dollars ($1,000,000) pursuant to the terms of this Agreement and by one or two installments under unsecured promissory notes that would be convertible into a subsequent financing by the Company, all as more particularly described in substantially the form of a Bridge Loan Note attached hereto as Exhibit A (the “Note”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

           1.           LOAN. Subject to the terms and conditions set forth herein, the Investor shall loan to the Company up to One Million Dollars ($1,000,000) (the “Loan”) in one or more installments.

           2.           NOTE. The terms of the Loan shall be set forth in and evidenced by one or more unsecured Bridge Loan Notes in substantially the form attached hereto as Exhibit A in the aggregate amount of One Million Dollars ($1,000,000), payable to the order of the Investor or its assignees.

           3.           MUTUAL DELIVERABLES.  Upon the delivery by the Investor of the loan proceeds from time to time, as provided in Section 1 above, the Company shall deliver to the Investor the Notes.  Upon the delivery of the first proceeds, the Company will further deliver an executed counterpart of this Agreement.

    4.           GUARANTEED CLOSING SUBJECT TO PENDING TRANSACTION.  Subject to the conditions set forth below, on June 16, 2008 or within three (3) days of June 16, 2008, or at such other time and place as the Company and the Investor mutually agree (the “Guaranteed Closing” and the “Guaranteed Closing Date”), the Investor shall fund Four Hundred Seventy One Thousand and Seven Hundred and Fifty Dollars ($471,750) from the Downpayment due to Investor from the Contract of Sale –Condominium Unit dated May 19, 2008 between Investor and John F. and Jaime L. Leary.  Pursuant to the terms of the Contract of Sale –Condominium Unit, the Investor represents and warrants that the Downpayment is held by Investor’s lawyer and is to be released to Investor within three days of June 16, 2008, even if the sale does not occur.  Under the terms of this Agreement, Investor hereby instructs their lawyer to release the Downpayment directly to the Company by cashier’s check or wire transfer of immediately available funds (to an account designated by the Company). In turn, Company shall deliver to the Investor: (i) an executed counterpart of this Agreement; and (ii) an Investor’s original Note in the amount of Four Hundred Seventy One Thousand and Seven Hundred and Fifty Dollars ($471,750) in substantially the same form as Exhibit A.  In the event the Downpayment is not released to Investor due to extraordinary circumstances, then such Guaranteed Closing will occur at the time of such release.  After such Guaranteed Closing, any subsequent closing may occur by delivery by Investor of  subsequent funds to the Company by cashier’s check or wire transfer of immediately available funds (to an account designated by the Company).

           5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor that:

(a)           The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation. The Company has the corporate power and authority to enter into this Agreement and the Notes and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Notes and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Notes have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to the application of equitable principles in any proceeding (legal or equitable).

(b)           The execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on the Company which breach or default could reasonably be expected to have a material adverse effect on the Company.

(c)           The Company is in material compliance with all applicable laws, regulations, judgments, decrees and orders material to the conduct of its business.

(d)           There is no pending, or to the knowledge of the Company, threatened, judicial, administrative or arbitral action, claim, suit, proceeding or investigation which might affect the validity or enforceability of this Agreement or the Notes or which involves the Company and which if adversely determined, could reasonably be expected to have a material adverse effect on the Company.

(e)           No consent or approval of, or exemption by, or filing with, any party or governmental or public body or authority is required in connection with the execution, delivery and performance under this Agreement or the Notes the taking of any action contemplated hereunder or thereunder.

(f)           The execution, delivery and performance of this Agreement by the Company and the Notes to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Company’s articles of incorporation or bylaws, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which the Company or any of the Company’s assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Company, or the assets or properties of the Company are bound, (iv) to the Company’s knowledge, violate any statute, law or regulation.

(g)           The Company represents that it intends to use the proceeds of the Loan primarily for the operations of its business and primarily for working capital.

(h)           The Company is current in its filing obligations under the Securities Act of 1934, as amended (the “1934 Act”), including without limitation as to its filings of Annual Reports on Form 10-K (or 10-KSB, as applicable) and Quarterly Reports on Form 10-Q (or 10-QSB, as applicable)(collectively, the “Public Reports”).  The Public Reports do not contain any untrue statement of a material fact or omit to state any fact necessary to make any statement therein not misleading.  The financial statements included within the Public Reports for the fiscal year ended December 31, 2007, and for the fiscal year ended December 31, 2006 (the “Financial Statements”), have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.  The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

           6.     REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company that:

(a)           Investor has full power and authority to enter into this Agreement and such agreement constitutes the valid and legally binding obligation of Investor, enforceable in accordance with its terms.

             (b)           The execution, delivery and performance by the Investor of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on the Investor.

(c)           There is no pending, or to the knowledge of the Investor, threatened, judicial, administrative or arbitral action, claim, suit, proceeding or investigation which might affect the validity or enforceability of this Agreement or the Notes.

(d)           No consent or approval of, or exemption by, or filing with, any party of governmental or public body or authority is required in connection with the execution, delivery and performance under this Agreement or the Notes or the taking of any action contemplated hereunder or thereunder.

(e)           The Investor has prior substantial investment experience, including investment in non-listed and non-registered securities and has had the opportunity to engage the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to the Investor in connection with this investment and to evaluate the merits and risks of this investment.

(f)           Investor is an “accredited investor” within the meaning of the Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect; by virtue of falling within one or more of the following: (a) a natural person whose individual net worth (or joint net worth with his spouse) at the time of purchase exceeds $1,000,000; or (b) a natural person who had individual income in excess of $200,000 or joint income with his spouse in excess of $300,000 in each of the two most recent years and reasonably expects to have individual income in excess of $200,000 or joint income with his spouse in excess of $300,000 in the current year; (c) an executive officer or director of the Company; or (d) an entity in which all of the equity owners thereof are natural persons whom are “accredited” by virtue of falling within one or more of the foregoing categories.

(g)           This Agreement is made with Investor in reliance upon Investor’s representation to the Company, which by Investor’s execution of this Agreement, Investor hereby confirms, that the Notes to be received by Investor will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in or otherwise distributing the same.  By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes.

(h)           Investor understands that the Notes it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Notes may be resold without registration under the 1933 Act only in certain limited circumstances.  In the absence of an effective registration statement covering the Notes, or an available exemption from registration under the 1933 Act, the Notes must be held indefinitely.  Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act, including without limitation the Rule 144 condition that current information about the Company be available to the public.

(i)           Without in any way limiting the representations set forth above, Investor shall not make any disposition of all or any portion of the Notes unless and until Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Note, under the 1933 Act or any applicable state securities laws.

        (j)           Investor has reviewed with Investor’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Investor is relying solely on such advisors and not on any statements or representations of the Company (except the representations and statements of the Company set forth in this Agreement) or any of its agents and understands that Investor (and not the Company) shall be responsible for Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement, except where such liability arises as a result of a failure of a representation of the Company set forth in this Agreement to be true or a breach by the Company of a covenant of the Company set forth in this Agreement.

(k)           Investor acknowledges that it has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with Investor’s own legal counsel.  Investor is relying solely on its legal counsel and not on any statements or representations of the Company or any of the Company’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

           7.     MISCELLANEOUS.

(a)           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)           Governing Law.  This Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection.

(c)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(d)           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature page or exhibit pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

(e)           Finder’s Fees.   Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  The Investor, severally and not jointly, shall indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees or representatives is responsible.  The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(f)           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investor, and each future holder of the Notes and the Company, provided that no such amendment shall be binding on a holder that does not consent thereto to the extent such amendment treats such party substantially differently than any party that does consent thereto.

(g)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h)           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

(i)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)           Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

(k)           Independent Nature of Investor’s Obligations.  The obligations of Investor are several and not joint with the obligations of any other Investor

       IN WITNESS WHEREOF, the parties have executed this Bridge Loan Financing  Agreement as of the date first written above.

            SONA MOBILE HOLDINGS CORP.

            By:              /s/ STEPHEN FELLOWS

            Name:          Stephen Fellows

            Title:            Chief  Financial Officer

            INVESTOR:

            By:            /s/  SHAWN KRELOFF
         Shawn Kreloff

            By:            /s/  VICTORIA CORN
         Victoria Corn

Exhibit A to Bridge Loan
                                                       Financing Agreement

THIS NOTE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE NOTE MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No. ___________	US $_____________

SONA MOBILE HOLDINGS CORP.

BRIDGE LOAN NOTE

       THIS Note is one of a duly authorized issue of up to $1,000,000 of Sona Mobile Holdings Corp, a corporation organized and existing under the laws of the State of Delaware (the "Company") designated as its 8% Unsecured Notes.

       FOR VALUE RECEIVED, the Company promises to pay to Shawn Kreloff and Victoria Corn, husband and wife, New York, New York, the registered holders hereof (the “Holder”), the principal sum of ________________________________ Dollars (US $___________) on ______________, and to pay interest on the principal sum outstanding from time to time in arrears within ninety (90) days from the date of this Note (the "Maturity Date"), at the rate of 8% per annum accruing from the date of initial issuance of this Note (the "Issue Date").

Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Note on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Note as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Note Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such check plus any amounts so deducted.

           This Note is subject to the following additional provisions:

1.           This Note is exchangeable for an aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

Exhibit A to Bridge Loan
                                                       Financing Agreement

2.           The Company shall be entitled to withhold from all payments of principal of, and interest on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

3.           This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Note, the Company may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Note in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.           Subject to the terms of the Bridge Loan Financing Agreement dated as of _____ __, 2008 (the "Agreement"), between the Company and the Holder (or the Holder's predecessor in interest), no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company.

5.           The Company may, at its option, pay all or a portion of the outstanding principal and accrued interest due pursuant to the Note at any time before maturity without notice to the Holder and without penalty.

6.           No recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

7.            The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

     8.           This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New

Exhibit A to Bridge Loan
                                                       Financing Agreement

York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

9.            The following shall constitute an "Event of Default":

a.     The Company shall default in the payment of principal or interest on this Note and same shall continue for a period of five (5) days; or

b.           Any of the representations or warranties made by the Company herein, in the Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Note or the Agreement shall be false or misleading in any material respect at the time made; or

c.     The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of this Note (as defined in the Agreement, which term includes this Note) and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

d.     The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Agreement, and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

e.     The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

f.     A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within ninety (90) days after such appointment; or

g.     Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within ninety (90) days thereafter; or

h.     Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not

Exhibit A to Bridge Loan
                                                       Financing Agreement

be dismissed within ninety (90) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

i.     The Company shall have its Common Stock suspended or delisted from an exchange or over-the-counter market from trading for in excess of two trading days.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Redemption Amount of this Note immediately due and payable within five (5) days of notice, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

10.             Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

11.           The obligation of the Company for payment of principal, interest and all other sums hereunder is unsecured by the Company and subordinated to the 8.0% Senior Unsecured Convertible Debentures (the “2007 Notes”) of the Company.

12.           Subject to the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities, nothing contained in this Note shall restrict the Holder from subsequently converting this Note into a subsequent financing to be entered into between the Company and a third party.

       IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: ________________, 2008

                           SONA MOBILE HOLDINGS CORP.

                                      By:    ___________________________________

  Name: ___________________________________

  Title:  ___________________________________